CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
THE MONARCH CEMENT COMPANY

The undersigned, The Monarch Cement Company, a Kansas corporation (the "Corporation"), for the purposes of amending the Articles of Incorporation of the Corporation, in accordance with the General Corporation Code of Kansas, does hereby make and execute this Certificate of Amendment of Articles of Incorporation and does certify that:

I.           The name of the Corporation is The Monarch Cement Company, which is also the name under which the Corporation was originally incorporated.

II.           The Kansas Business ID number for the Corporation is 0100776.

III.           Resolutions were duly adopted by the Board of Directors of the Corporation setting forth the proposed amendment to the Articles of Incorporation of the Corporation herein contained, declaring the advisability of said amendment and recommending the approval by the stockholders of the Corporation of said amendment, in accordance with K.S.A. 17-6602.

IV.           The amendment to the Articles of Incorporation of the Corporation adopted by resolution of the Board of Directors of the Corporation is as follows:

RESOLVED, that Article SIXTH of the Articles of Incorporation of The Monarch Cement Company be amended by deleting the second paragraph of said Article SIXTH in its entirety and substituting in lieu thereof the following new paragraph:

Effective as of the time of effectiveness of the amendment to these Articles of Incorporation providing for the addition of this paragraph of Article SIXTH in accordance with the General Corporation Code of Kansas (the "Effective Time") and without regard to any other provision of these Articles of Incorporation, this corporation shall and hereby does effect a 600-for-1 forward stock split of its Capital Stock and Class B Capital Stock such that (I) each one (1) share of Capital Stock (and including any fraction of a share in excess of one (1) share), either issued or outstanding or held by this corporation as treasury stock immediately prior to the Effective Time, shall be and hereby is automatically reclassified, converted and changed (without any further act) into six hundred (600) fully paid and nonassessable shares of Capital Stock (or, with respect to any such fraction of a share, such lesser number of shares of Capital Stock as may be applicable based on such 600-for-1 ratio and determined by multiplying six hundred (600) by such fraction of a share); and (II) each one (1) share of Class B Capital Stock (and including any fraction of a share in excess of one (1) share), either issued or outstanding or held by this corporation as treasury stock immediately prior to the Effective Time, shall be and hereby is automatically reclassified, converted and changed (without any further act) into six hundred (600) fully paid and nonassessable shares of Class B Capital Stock (or, with respect to any such fraction of a share, such lesser number of shares of Class B Capital Stock as may be applicable based on such 600-for-1 ratio and determined by multiplying six hundred (600) by such fraction of a share), in each case, without increasing or decreasing the amount of stated capital or paid-in surplus of this corporation.

V.           The amendment to the Articles of Incorporation of the Corporation herein contained was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

VI.           The amendment to the Articles of Incorporation of the Corporation herein contained shall be effective as of 6:01 p.m. Central Time on December 17, 2014.

I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct.  Executed this 5th day of December, 2014.

THE MONARCH CEMENT COMPANY

By:	/s/ Walter H. Wulf, Jr.
Name: Walter H. Wulf, Jr.
Title: President and Chairman of the Board